UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2014

K12 Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (703) 483-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Fredda J. Cassell as a Director of the Company

On May 8, 2014 (the "Effective Date"), Fredda J. Cassell was appointed to the Board of Directors (the "Board") of K12 Inc. (the "Company") to fill an existing vacancy on the Board. Ms. Cassell was also appointed to serve as a member of the Audit Committee. There are no arrangements or understandings between Ms. Cassell and any other person pursuant to which Ms. Cassell was appointed a director of the Company. Ms. Cassell will serve as a director of the Company until the next annual meeting of stockholders of the Company and until her successor is elected and qualified or until her death, retirement, resignation or removal.

Ms. Cassell was with PricewaterhouseCoopers LLP for thirty-two years, having been a partner with the firm from 1992 until her retirement in June 2012. She is a highly accomplished senior executive with deep expertise working with senior management of both public and private multinational companies in many industries, dealing extensively with complex technical accounting matters, acquisitions and divestitures, initial public offerings, financial reporting, and internal control over financial reporting.

Ms. Cassell will be compensated in accordance with the Company's non-employee director compensation policy in effect from time to time. Based on the Company's current policy, Ms. Cassell will receive an annual award of restricted stock equivalent to $100,000 (prorated for the period between the Effective Date and December 31, 2014, based on the number of days in such period divided by 365). Ms. Cassell will also receive, on a prorated basis paid in quarterly installments, an annual cash retainer of $40,000 for her service as a member of the Board and $1,500 per Board and Audit Committee meeting attended.

On May 13, 2014, the Company issued a press release announcing the appointment of Ms. Cassell to the Board of Directors of the Company. A copy of this press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. 99.1 - Press Release dated May 13, 2014 of K12 Inc.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc. (Registrant)
May 13, 2014 (Date)	/s/ HOWARD D. POLSKY Howard D. Polsky General Counsel and Secretary